Montgomery Coscia Greilich LLP
972.748.0300 p
972.748.0700 f

Letter to SEC Confirming the Termination of the Relationship

April 24, 2018

Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549

Re: ULURU Inc.

Ladies and Gentlemen:

Our auditor / client relationship with ULURU Inc. (the "Company") has been terminated by the Company affective April 24, 2018.  We have read Item 4.01 of Form 8-K dated April 24, 2018 and have the following comments:

-	We agree with the statements made in section (a) of Item 4.01
-	We cannot comment on the statements made in section (b) of Item 4.01

We hereby consent to the filing of this letter as an exhibit to the foregoing report on Form 8-K

Sincerely,

/s/ Montgomery Coscia Greilich, LLP

Plano, Texas

2500 Dallas Parkway, Suite 300 Plano, Texas 75093	300 Throckmorton Street, Suite 520 Fort Worth, Texas 76102	2901 Via Fortuna, Building 6, Suite 550 Austin, Texas 78746